Exhibit 99.1

Press Release

Filed by Invitrogen Corporation pursuant to Rule 425

under the Securities Act of 1933, and Rule 13e-4

under the Securities Exchange Act of 1934

Subject Company: Invitrogen Corporation

Commission File No. 000-25317

Investor and Financial Contacts:

Adam S. Taich

Vice President, Investor Relations

(760) 603-7208

INVITROGEN COMPLETES EXCHANGE OFFER

FOR ITS SENIOR CONVERTIBLE NOTES

Carlsbad, CA, December 9, 2004—Invitrogen Corporation (Nasdaq: IVGN) announced today that it has completed its offer to exchange up to $350 million of new 2.0% senior convertible notes due 2023 (the “New 2.0% Notes”) for an equal principal amount of its currently outstanding 2.0% senior convertible notes due 2023 (the “Existing 2.0% Notes”), and up to $450 million of new 1.5% senior convertible notes due 2024 (the “New 1.5% Notes”) for an equal principal amount of its currently outstanding 1.5% senior convertible notes due 2024 (the “Existing 1.5% Notes”). In addition, Invitrogen will make a cash payment of $2.50 per $1,000 principal amount of notes accepted in the offer. The exchange offer expired at midnight, New York City time, on December 8, 2004.

As of the expiration of the exchange offer, approximately $301.35 million aggregate principal amount (including $10.56 million of notes tendered pursuant to the procedures for guaranteed delivery) representing approximately 86.1 percent of the outstanding principal amount of the Existing 2.0% Notes and $424.60 million aggregate principal amount (including $21.43 million of notes tendered pursuant to the procedures for guaranteed delivery) representing approximately 94.4 percent of the outstanding principal amount of the Existing 1.5% Notes have been tendered for exchange. All of the Existing 2.0% Notes and Existing 1.5% Notes that were properly tendered have been accepted for exchange. The exchange offer is expected to be consummated on December 14, 2004, following which, approximately $48.65 million aggregate principal amount of the Existing 2.0% Notes and approximately $25.40 million aggregate principal amount of the Existing 1.5% Notes will remain outstanding.

Investors and security holders may obtain the prospectus and other materials related to the exchange offer free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or through the information agent for the exchange offer, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (telephone number: 212-929-5000 (call collect) or 800-322-2885 (U.S. toll free)). Banc of America Securities LLC is the exclusive dealer manager in connection with the exchange offer. Questions regarding the exchange offer may be directed to Banc of America Securities LLC, Equity-Linked Liability Management at 888-583-8900, x2200 (U.S. toll-free) and 212-933-2200 (call collect).

A registration statement relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission and has been declared effective.

Safe Harbor Statement

Invitrogen’s statements in this press release contain forward-looking statements regarding the timing of the exchange. There can be no assurance that Invitrogen will complete the exchange offer on the anticipated terms or at all. Invitrogen’s ability to complete the exchange offer and Invitrogen’s business are subject to the risks described in its filings with the Securities and Exchange Commission.

# # #